Exhibit 99.1

Service Corporation International Completes Offering of $300 Million of Senior Notes

HOUSTON, Aug. 18, 2015 /PRNewswire/ -- Service Corporation International (NYSE: SCI) (the "Company") announced today that it had successfully completed its previously announced public offering of $300 million aggregate principal amount of its 5.375% Senior Notes due 2024 (the "Notes") in a reopening of its existing series of such Notes. The Company intends to use the net proceeds from the offering to redeem all of its outstanding 6.750% Senior Notes due 2016 and to repay approximately $99 million of outstanding borrowings under its revolving credit facility.

This press release does not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful. The notes will be offered only by means of a prospectus supplement and accompanying base prospectus. This press release does not constitute a notice of redemption with respect to the notes being redeemed.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict" that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us or on our behalf. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable conditions in the financing markets and our ability to successfully complete the proposed offering on favorable terms.

For further information on these and other risks and uncertainties, see our SEC filings, including our 2014 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International, headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. As of June 30, 2015, the Company operated 1,550 funeral service locations and 467 cemeteries (including 262 combination locations) in North America, which are geographically diversified across 45 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through its business, the Company markets the Dignity Memorial® brand, which offers assurance of quality, value, caring service and exceptional customer satisfaction. For more information about Service Corporation, please visit www.sci-corp.com. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this press release.